As filed with the Securities and Exchange Commission on February 27, 2026
Registration No. 333-
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
NORTHWEST NATURAL HOLDING COMPANY
(Exact name of issuer as specified in charter)

Oregon	82-4710680
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

250 SW Taylor Street Portland, Oregon	97204
(Address of principal executive offices)	(Zip Code)

NORTHWEST NATURAL HOLDING COMPANY
LONG TERM INCENTIVE PLAN
(formerly known as NORTHWEST NATURAL GAS COMPANY
LONG TERM INCENTIVE PLAN)
(Full title of the plan)

MEGAN H. BERGE
Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary
Northwest Natural Holding Company
250 SW Taylor Street
Portland, Oregon 97204
(Name and address of agent for service)

Telephone number, including area code, of agent for service: (503) 226-4211

Copy to:
STEVEN H. HULL
Stoel Rives LLP
760 SW Ninth Avenue, Suite 3000
Portland, Oregon 97205

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,”

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act . ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Northwest Natural Holding Company (the “Company”) to register an additional 1,150,000 shares of the Company’s common stock (“Common Stock”) issuable under the Company’s Long Term Incentive Plan (as amended as of October 1, 2018, February 23, 2023, February 22, 2024, and May 22, 2025, the “Plan”). An amendment to increase the number of shares of Common Stock available to be awarded under the Plan by 1,150,000 was described in the Company’s definitive proxy statement, filed with the Securities and Exchange Commission on April 10, 2025, and was approved by the Company’s shareholders on May 22, 2025.

The Company previously filed (i) a Registration Statement on Form S-8 on November 3, 2017 (File No. 333-221347) relating to the Plan, as amended by the Post-Effective Amendment to Registration Statement on Form S-8 filed on October 3, 2018 (as amended, the “2017 Registration Statement”), and (ii) a Registration Statement on Form S-8 on March 1, 2013 (File No. 333-187005) relating to the Plan, as amended by the Post-Effective Amendment to Registration Statement on Form S-8 filed on October 3, 2018 (as amended, the “2013 Registration Statement” and together with the 2017 Registration Statement, the “Prior Registration Statements”). Pursuant to General Instruction E to Form S-8, this Registration Statement incorporates by reference the contents of the Prior Registration Statements, except to the extent supplemented, amended or superseded by the information set forth in this Registration Statement. Only those items of Form S-8 containing new information not contained in the Prior Registration Statements are presented in this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Company pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), or as otherwise indicated, are hereby incorporated in this Registration Statement by reference:

(a) The Company’s latest annual report on Form 10-K for the fiscal year ended December 31, 2025 (filed on February 27, 2026).

(b) The description of the Common Stock of the Company contained in Exhibit 4(c) to the Company’s Current Report on Form 8-K filed with the Commission on March 18, 2025.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a) and (c), 14 and 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the Commission) prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 6. Indemnification of Directors and Officers.

The Oregon Business Corporation Act (the “Act”) authorizes that a corporation may indemnify an individual against certain liability incurred in a proceeding to which the individual was made a party because the individual is or was an officer or director of the corporation if:

(a) the conduct of the individual was in good faith;

(b) the individual reasonably believed that his or her conduct was in the best interests of the corporation or at least not opposed to its best interests; and

(c) in the case of any criminal proceeding, the individual had no reasonable cause to believe his or her conduct was unlawful.

A director or officer’s conduct with respect to an employee benefit plan for a purpose the director or officer reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of (b) above. Furthermore, the termination of a proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director or officer did not meet the standard of conduct described herein.

Under the Act, a corporation may not indemnify an individual against liability incurred in a proceeding to which the individual was made a party because the individual is or was a director or officer of the corporation in connection with:

(a) a proceeding by or in the right of the corporation in which the individual was adjudged liable to the corporation; or

(b) a proceeding (other than a proceeding by or in the right of the corporation) charging the individual with improper personal benefit to the individual and the individual was adjudged liable for improperly receiving a personal benefit.

Unless limited by a corporation’s articles of incorporation, the Act mandates indemnification of directors and officers who are wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director or officer was a party because of being a director or officer of the corporation against reasonable expenses incurred in connection with the proceeding.

The Act also authorizes a court to order indemnification, whether or not the above standards of conduct have been met if the court determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

The Company’s Amended and Restated Bylaws provide that the Company shall indemnify directors and officers to the fullest extent permitted under the Act, thus making mandatory the discretionary indemnification authorized by the Act.

The Company’s Amended and Restated Articles of Incorporation provide that the Company shall indemnify its officers and directors to the fullest extent permitted by law, which may be broader than the indemnification authorized by the Act.

The Company has entered into indemnity agreements with its directors and officers which provide for indemnity to the fullest extent permitted by law and also alter or clarify the statutory indemnity in the following respects:

(1) prompt advancement of litigation expenses is provided if the director or officer makes the required affirmation and undertaking;

(2) the director or officer is permitted to enforce the indemnity obligation in court and the burden is on the Company to prove that the director or officer is not entitled to indemnification;

(3) indemnity is explicitly provided for judgments and settlements in derivative actions;

(4) prompt indemnification is provided unless a determination is made that the director or officer is not entitled to indemnification; and

(5) partial indemnification is permitted if the director or officer is not entitled to full indemnification.

The Company maintains in effect a policy of insurance providing for reimbursement to the Company of payments made to directors and officers as indemnity for damages, judgments, settlements, costs and expenses incurred by them which the Company may be required or permitted to make according to applicable law, common or statutory, or under provisions of its Amended and Restated Articles of Incorporation, Amended and Restated Bylaws or agreements effective under such laws.

Item 8. Exhibits.

Exhibit Number	Document Description
*4.1	Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Form 8-K filed October 1, 2018, File No. 1-38681).

*4.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Form 8-K filed July 25, 2025, File No. 1-38681).

*4.3
Northwest Natural Holding Company Long Term Incentive Plan (as amended as of October 1, 2018, February 23, 2023 and February 22, 2024, and May 22, 2025) (incorporated by reference to Exhibit 10.1 to the Form 8-K filed May 27, 2025, File No. 1-38681).

5.1	Opinion of Stoel Rives LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Stoel Rives LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page hereto).

107	Filing Fee Table.

*Incorporated by reference as indicated.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon on this [27th] day of February, 2026.

NORTHWEST NATURAL HOLDING COMPANY

By	/s/ Justin B. Palfreyman
Justin B. Palfreyman
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Justin B. Palfreyman, Raymond J. Kaszuba III, Brody J. Wilson and Megan H. Berge and each of them severally, as his or her attorneys-in-fact, each with the power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on February 27, 2026 in the capacities indicated.

Signature	Title

/s/ Justin B. Palfreyman	President and Chief Executive Officer and Director
Justin B. Palfreyman	(Principal Executive Officer and Director)

/s/ Raymond J. Kaszuba III	Senior Vice President and Chief Financial Officer
Raymond J. Kaszuba III	(Principal Financial Officer)

/s/ Brody J. Wilson	Vice President, Treasurer, Chief Accounting Officer and Controller
Brody J. Wilson	(Principal Accounting Officer)

/s/ David H. Anderson	Director
David H. Anderson

/s/ Peter J. Bragdon	Director
Peter J. Bragdon

/s/ Monica Enand	Director
Monica Enand

/s/ Karen Lee	Director

Karen Lee

/s/ Mary E. Ludford	Director
Mary E. Ludford

/s/ Sandra McDonough	Director
Sandra McDonough

/s/ Nathan I. Partain	Director
Nathan I. Partain

/s/ Jane L. Peverett	Director
Jane L. Peverett

/s/ Malia H. Wasson	Director
Malia H. Wasson

/s/ Charles A. Wilhoite	Director
Charles A. Wilhoite